Exhibit 99.1

Lands’ End Announces Fourth Quarter and Full Year Fiscal 2024 Results

Fourth quarter Gross margin increased approximately 760 basis points compared to fiscal 2023

All fourth quarter profitability measures improved when compared to fiscal 2023

Reduced inventory for the eighth consecutive quarter

DODGEVILLE, Wis., March 20, 2025 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) (“Lands’ End” or the “Company”) today announced financial results for the fourth quarter and full year of fiscal 2024 ended January 31, 2025.

Andrew McLean, Chief Executive Officer, stated, “Lands’ End had a strong finish to a year defined by continued positive momentum across the business. We increased gross profit dollars, expanded gross margins and grew GMV each quarter of fiscal 2024, excluding the 53rd week, resulting in a return to profitability for the full year. Through our amazing products, robust product franchises and our evolved marketing approach, it’s clear that our strategic evolution, including considerable growth from licensing, is driving strong progress and expanding the reach of our brand. Looking ahead, we are focused on further enhancing our digital business and operations, continuing to leverage our compelling asset-light licensing business, and growing our market-leading Outfitters business, all while delivering solutions that are ready for life’s every journey.”

Fourth Quarter Financial Highlights

•
In the fourth quarter of 2024, Gross Merchandise Value (“GMV”) decreased low-single digits compared to the fourth quarter of 2023. Excluding the 53rd week of fiscal 2023, GMV increased low-single digits. GMV is total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the retail value of the merchandise sold through third party distribution channels.

•
In the fourth quarter of fiscal 2024, Net revenue was $441.7 million, a decrease of $73.2 million or 14.2% from $514.9 million in the fourth quarter of fiscal 2023. The decrease in Net revenue was driven by the transition of the kids and footwear product lines to licensing arrangements and optimizing promotional activity as the Company focused on higher quality sales resulting in higher gross margins and increased gross profit.

The table below sets forth Net revenue by operating segment for the periods shown and prior period as adjusted for the extra week in fiscal 2023 and the impact of the product line transition:

	GAAP Net Revenue			Adjustments		Adjusted Net Revenue
Fourth Quarter (in thousands)	2024	2023	% Change 2024 vs 2023	Net Licensing[1]	53rd Week[2]	2023	% Change 2024 vs Adj 2023
US eCommerce	$297.8	$366.5	(18.7)%	$(41.2)	$(9.5)	$315.8	(5.7)%
Outfitters	49.0	53.7	(8.8)%	-	(3.6)	50.1	(2.2)%
Third Party	35.1	37.2	(5.6)%	-	(1.4)	35.8	(2.0)%
US Digital Segment	381.9	457.4	(16.5)%	(41.2)	(14.5)	401.7	(4.9)%
Europe eCommerce	30.1	38.4	(21.6)%	-	(1.1)	37.3	(19.3)%
Licensing and Retail	29.7	19.1	55.5%	-	(0.6)	18.5	60.5%
Consolidated Net Revenue	$441.7	$514.9	(14.2)%	$(41.2)	$(16.2)	$457.5	(3.5)%

(1)
Net impact of transitioning kids and footwear product lines to licensing arrangements.
(2)
Additional week of sales in fiscal 2023.

•
Gross profit was $201.3 million, an increase of $5.9 million or 3.0% from $195.4 million in the fourth quarter of fiscal 2023. Gross margin increased approximately 760 basis points to 45.6% compared to 38.0% in fourth quarter of fiscal 2023. The gross margin improvement was primarily driven by lower promotional activity, leveraging the strength in product solutions and newness across the channels and improved inventory management.

•
Selling and administrative expenses decreased $14.6 million to $158.0 million or 35.8% of Net revenue, compared to $172.6 million or 33.5% of Net revenue in fourth quarter of fiscal 2023. The approximately 230 basis points increase was driven primarily by deleveraging from lower revenues.

•
Net income was $18.5 million, or $0.59 earnings per diluted share compared to Net loss of $8.6 million or $0.27 loss per diluted share in the fourth quarter of fiscal 2023.

•
Adjusted net income was $17.7 million, or $0.57 earnings per diluted share, compared to an Adjusted net income of $8.0 million or $0.25 earnings per diluted share in the fourth quarter of fiscal 2023, representing a $9.7 million increase, or $0.32 per diluted share.

•
Adjusted EBITDA was $43.7 million in the fourth quarter of fiscal 2024 compared to $31.7 million in the fourth quarter of fiscal 2023.

Full Year Financial Highlights:

•
For fiscal 2024, GMV increased low-single digits compared to fiscal 2023. Excluding the 53rd week of fiscal 2023, GMV increased mid-single digits.

•
For fiscal 2024, Net revenue was $1.36 billion, a decrease of $109.6 million or 7.4% from $1.47 billion in fiscal 2023. The decrease in Net revenue was driven by transition of the kids and footwear product lines to a licensing arrangement and optimizing promotional activity as the Company focused on high quality sales resulting in higher gross margins and increased gross profit.

The table below sets forth Net revenue by operating segment for the periods shown and prior period as adjusted for the extra week in fiscal 2023, the impact of the product line transition and the impact of an inventory buyout by a corporate client at the end of its contract:

	GAAP Net Revenue			Adjustments			Adjusted Net Revenue
Fiscal Year (in thousands)	2024	2023	% Change 2024 vs 2023	Net Licensing[1]	53rd Week[2]	Inventory Buyout [3]	2023	% Change 2024 vs Adj 2023
US eCommerce	$842.8	$930.3	(9.4)%	$(96.6)	$(9.5)	$-	$824.2	2.3%
Outfitters	228.2	269.9	(15.5)%	-	(3.6)	(31.2)	235.1	(2.9)%
Third Party	83.5	92.9	(10.1)%	-	(1.4)	-	91.5	(8.7)%
US Digital Segment	1,154.5	1,293.1	(10.7)%	(96.6)	(14.5)	(31.2)	1,150.8	0.3%
Europe eCommerce	103.1	112.9	(8.7)%	-	(1.1)	-	111.8	(7.8)%
Licensing and Retail	105.4	66.5	58.5%	-	(0.6)	-	65.9	59.9%
Consolidated Net Revenue	$1,363.0	$1,472.5	(7.4)%	$(96.6)	$(16.2)	$(31.2)	$1,328.5	2.6%

(1)
Net impact of transitioning kids and footwear product lines to licensing arrangements.
(2)
Additional week of sales in fiscal 2023.
(3)
Inventory buyout by corporate client at the end of the contract in fiscal 2023.

•
Gross profit was $653.3 million, an increase of $27.8 million or 4.4% from $625.5 million in fiscal 2023. Gross margin increased approximately 550 basis points to 47.9% compared to 42.5% in fiscal 2023. The gross margin improvement was primarily driven by leveraging the strength in the swimwear, outerwear and newness in adjacent product categories across the channels, lower promotional activity, and improvements in both inventory management and supply chain costs for fiscal 2024 compared to fiscal 2023.

•
Selling and administrative expenses increased $11.6 million to $561.8 million or 41.2% of Net revenue, compared to $550.2 million or 37.4% of Net revenue in fiscal 2023. The approximately 380 basis points increase was driven by deleveraging from lower revenues, higher digital marketing spend focused on new customer acquisition and third party professional services.

•
Net income was $6.2 million, or $0.20 earnings per diluted share compared to Net loss of $130.7 million or $4.09 loss per diluted share in fiscal 2023.

•
Adjusted net income was $12.6 million, or $0.40 earnings per diluted share, compared to an Adjusted net loss of $4.8 million or $0.15 loss per diluted share in fiscal 2023, representing an increase of $17.4 million, or $0.55 per diluted share.

•
Adjusted EBITDA was $92.6 million in fiscal 2024 compared to $84.3 million in fiscal 2023.

Fiscal 2024 Business Highlights:

•
Delivered mid-single digit growth in GMV, excluding the 53rd week in Fiscal 2023, primarily driven by the execution of the licensing strategy.

•
Delivered an increase of 4.4% in gross profit and an approximately 550 basis point gross margin improvement with year-over-year increases in each quarter throughout Fiscal 2024.

•
Achieved the eighth consecutive quarter of improvement in inventory with a year-over-year 12% reduction through improved flow and productivity.

•
Global new customer acquisition increased by 5% driven by enhanced digital marketing strategies.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $18.8 million as of January 31, 2025, compared to $27.3 million as of February 2, 2024.

Net inventory was $265.1 million as of January 31, 2025, and $301.7 million as of February 2, 2024. The 12% decrease in inventory was driven by actions the Company has taken to improve inventory efficiency and capitalizing on speed-to-market initiatives.

Net cash provided by operating activities was $53.1 million and $130.6 million for fiscal 2024 and fiscal 2023, respectively. The increase in net cash used was due to changes in working capital, primarily the reduction of cash used for inventories during fiscal 2023.

As of January 31, 2025, the Company had no borrowings outstanding and $129.3 million of availability under its ABL Facility, compared to no borrowings and $167.2 million of availability as of February 2, 2024. Additionally, as of January 31, 2025, the Company had $247.0 million of term loan debt outstanding compared to $260.0 million outstanding as of February 2, 2024.

During the fourth quarter of fiscal 2024, the Company repurchased $2.7 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of January 31, 2025, additional purchases of up to $13.5 million could be made under the program through March 31, 2026.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “For the full year 2024, we delivered mid-single digit growth in GMV excluding the 53rd week and Adjusted EBITDA growth of 10% year-over-year. We also achieved gross margin improvement of 550 basis points to 48%. Looking at 2025 and beyond, we are continuing to focus on generating improved cash flows, particularly from the prioritization of our licensing strategy and ongoing emphasis on more high-quality sales, which we expect will drive additional gross profit dollars and gross margin expansion over the long term.”

For the first quarter of fiscal 2025 the Company expects:

•
Net revenue to be between $260.0 million and $290.0 million.
•
Gross Merchandise Value expected to deliver flat-to-low single digits percentage growth.
•
Net loss to be between $9.0 million and $6.0 million and diluted loss per share to be between $0.29 and $0.19.
•
Adjusted net loss to be between $7.0 million and $4.0 million and Adjusted diluted loss per share to be between $0.22 and $0.13.
•
Adjusted EBITDA in the range of $9.0 million to $12.0 million.

For fiscal 2025 the Company expects:

•
Net revenue to be between $1.33 billion and $1.45 billion.
•
Gross Merchandise Value expected to deliver mid-to-high single digits percentage growth.
•
Net income to be between $8.0 million and $20.0 million and diluted earnings per share to be between $0.25 and $0.64.
•
Adjusted net income to be between $15.0 million and $27.0 million and Adjusted diluted earnings per share to be between $0.48 and $0.86.
•
Adjusted EBITDA in the range of $95.0 million to $107.0 million.
•
Capital expenditures of approximately $30.0 million.

The Company’s outlook incorporates the impact of already implemented global tariffs.

Conference Call

The Company will host a conference call on Thursday, March 20, 2025 at 8:30 a.m. ET to review its fourth quarter and full fiscal year 2024 financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the continued positive momentum across the business; the Company’s belief that its strategic evolution, including growth from licensing, is driving strong progress and expanding the reach of the brand; the Company’s focus on enhancing its digital business and operations, continuing to leverage the licensing business, and growing the Outfitters business as part of its strategy and delivering solutions; the Company’s focus on generating improved cash flows, including from the licensing strategy and emphasis on high-quality sales; the Company’s expectation that its actions will drive additional gross profit dollars and gross margin expansion over the long term; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income (loss), earnings (loss) per share, Adjusted net income (loss), diluted earnings (loss) per share, Adjusted diluted earnings (loss) per share and Adjusted EBITDA for the first quarter of fiscal 2025 and for the full year of fiscal 2025, and capital expenditures for fiscal 2025; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; the outcome and timing of the strategic alternatives process announced on March 7, 2025, which may be suspended or modified at any time and the possibility that the Board of Directors may decide not to undertake a sale or particular strategic transaction following such process, the Company’s inability to consummate any proposed strategic alternative resulting from the process due to, among other things, market, regulatory or other factors, the potential for disruption to our business resulting from the process, potential adverse effects on our stock price from the strategic alternatives review announcement, and suspension or consummation of the strategic alternatives review process; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2024. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 31, 2025	February 2, 2024
ASSETS
Current assets
Cash and cash equivalents	$16,180	$25,314
Restricted cash	2,632	1,976
Accounts receivable, net	47,839	35,295
Inventories	265,132	301,724
Prepaid expenses	33,258	37,975
Other current assets	5,439	7,976
Total current assets	370,480	410,260
Property and equipment, net	115,618	118,033
Operating lease right-of-use asset	20,373	23,438
Intangible asset, net	257,000	257,000
Other assets	2,010	2,748
TOTAL ASSETS	$765,481	$811,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,000
Accounts payable	111,353	131,922
Lease liability – current	4,534	6,024
Accrued expenses and other current liabilities	98,736	108,972
Total current liabilities	227,623	259,918
Long-term debt, net	224,888	236,170
Lease liability – long-term	20,007	22,952
Deferred tax liabilities	51,450	48,020
Other liabilities	2,291	2,826
TOTAL LIABILITIES	526,259	569,886
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 - authorized: 480,000 shares; issued and outstanding: 30,843 and 31,433, respectively	309	315
Additional paid-in capital	349,940	356,764
Accumulated deficit	(94,358)	(99,417)
Accumulated other comprehensive loss	(16,669)	(16,069)
TOTAL STOCKHOLDERS’ EQUITY	239,222	241,593
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$765,481	$811,479

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
(in thousands except per share data)	January 31, 2025	February 2, 2024	January 31, 2025	February 2, 2024
REVENUES
Net revenue	$441,663	$514,853	$1,362,935	$1,472,508
Cost of sales (excluding depreciation and amortization)	240,328	319,452	709,590	846,981
Gross profit	201,335	195,401	653,345	625,527

Selling and administrative	158,017	172,550	561,804	550,211
Depreciation and amortization	7,922	10,026	33,772	38,465
Goodwill impairment	—	—	-	106,700
Other operating (income) expense, net	(1,555)	4,750	6,812	7,666
Total costs and expenses	164,384	187,326	602,388	703,042
Operating income (loss)	36,951	8,075	50,957	(77,515)
Interest expense	9,390	12,307	40,439	48,291
Loss on extinguishment of debt	-	6,666	-	6,666
Other (income) expense, net	(158)	(167)	22	(655)

Income (loss) before income taxes	27,719	(10,731)	10,496	(131,817)
Income tax expense (benefit)	9,200	(2,111)	4,263	(1,133)
NET INCOME (LOSS)	$18,519	$(8,620)	$6,233	$(130,684)

NET EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.60	$(0.27)	$0.20	$(4.09)
Diluted:	$0.59	$(0.27)	$0.20	$(4.09)

Basic weighted average common shares outstanding	30,884	31,495	31,213	31,970
Diluted weighted average common shares outstanding	31,299	31,495	31,664	31,970

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 52 and 53 weeks ended January 31, 2025 and February 2, 2024, we excluded the impact of the non-cash write down of certain long-lived assets and goodwill.

o
For the 13 and 52 weeks ended January 31, 2025 and the 14 and 53 weeks ended February 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in first quarter fiscal 2024.
o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the loss on extinguishment of debt.
o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

o
For the 13 and 52 weeks ended January 31, 2025 and the 14 and 53 weeks ended February 2, 2024, we excluded the costs associated with restructuring, primarily severance and benefit costs.

o
For the 13 and 52 weeks ended January 31, 2025, we excluded the gain on sale of building and excess land.

The following tables set forth, for the periods indicated, a reconciliation of Net income (loss) to Adjusted net income and Adjusted diluted earnings per share:

	13 Weeks Ended	14 Weeks Ended
(in thousands, except per share amounts)	January 31, 2025	February 2, 2024
Net income (loss)	18,519	(8,620)
Corporate restructuring	1,077	4,649
Goodwill and long-lived asset impairment	—	—
Exit costs	240	9,279
Loss on extinguishment of debt	—	6,666
Lands' End Japan closure	—	(338)
Gain on disposal of property and equipment	(2,501)	—
Tax effects on adjustments (1)	356	(3,634)
ADJUSTED NET INCOME	$17,691	$8,002
ADJUSTED DILUTED NET EARNINGS PER SHARE	$0.57	$0.25

Diluted weighted average common shares outstanding	31,299	31,653

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

	52 Weeks Ended	53 Weeks Ended
(in thousands, except per share amounts)	January 31, 2025	February 2, 2024
Net income (loss)	6,233	(130,684)
Corporate restructuring	5,558	7,305
Goodwill and long-lived asset impairment	3,818	106,700
Exit costs	927	9,279
Loss on extinguishment of debt	—	6,666
Lands' End Japan closure	—	(215)
Gain on disposal of property and equipment	(2,501)	—
Tax effects on adjustments (1)	(1,463)	(3,834)
ADJUSTED NET INCOME (LOSS)	$12,572	$(4,783)
ADJUSTED DILUTED NET EARNINGS (LOSS) PER SHARE	$0.40	$(0.15)

Diluted weighted average common shares outstanding	31,664	31,970

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
For the 52 and 53 weeks ended January 31, 2025 and February 2, 2024, we excluded the impact of the non-cash write down of certain long-lived assets and goodwill.

o
For the 13 and 52 weeks ended January 31, 2025 and the 14 and 53 weeks ended February 2, 2024, we excluded the charges to exit the kids and footwear lines of business, including inventory excess and obsolescence reserves, inventory discounts and operational costs, in conjunction with our licensing arrangements which commenced in first quarter fiscal 2024.

o
For the 13 and 52 weeks ended January 31, 2025 and the 14 and 53 weeks ended February 2, 2024, we excluded the costs associated with restructuring, primarily severance and benefit costs.

o
For the 14 weeks and 53 weeks ended February 2, 2024, we excluded the net operating income (loss) from liquidation and closing costs for Lands’ End Japan closure.

o
For the 13 and 52 weeks ended January 31, 2025 and the 14 and 53 weeks ended February 2, 2024, we excluded the respective net gain or loss on disposal of property and equipment.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

	13 Weeks Ended		14 Weeks Ended
	January 31, 2025		February 2, 2024
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net income (loss)	$18,519	4.2%	$(8,620)	(1.7)%
Income tax expense (benefit)	9,200	2.1%	(2,111)	(0.4)%
Interest expense	9,390	2.1%	12,307	2.4%
Loss of extinguishment of debt	-	—%	6,666	1.3%
Other income, net	(158)	(0.0)%	(167)	(0.0)%
Operating income	36,951	8.4%	8,075	1.6%
Depreciation and amortization	7,922	1.8%	10,026	1.9%
Corporate restructuring	1,077	0.2%	4,649	0.9%
Exit costs	240	0.1%	9,279	1.8%
Lands' End Japan closure	-	—%	(338)	(0.1)%
Gain on disposal of property and equipment	(2,501)	(0.6)%	(7)	(0.0)%
Adjusted EBITDA	$43,689	9.9%	$31,684	6.2%

	52 Weeks Ended		53 Weeks Ended
	January 31, 2025		February 2, 2024
(in thousands)	$ʼs	% of Net Sales	$ʼs	% of Net Sales
Net income (loss)	$6,233	0.5%	$(130,684)	(8.9)%
Income tax expense (benefit)	4,263	0.3%	(1,133)	(0.1)%
Interest expense	40,439	3.0%	48,291	3.3%
Loss on extinguishment of debt	-	—%	6,666	0.5%
Other expense (income), net	22	0.0%	(655)	(0.0)%
Operating income (loss)	50,957	3.7%	(77,515)	(5.3)%
Depreciation and amortization	33,772	2.5%	38,465	2.6%
Corporate restructuring	5,558	0.4%	7,305	0.5%
Goodwill and long-lived asset impairment	3,818	0.3%	106,700	7.2%
Exit costs	927	0.1%	9,279	0.6%
Lands' End Japan closure	-	—%	(215)	(0.0)%
(Gain) loss on disposal of property and equipment	(2,433)	(0.2)%	93	0.0%
Other	-	—%	189	0.0%
Adjusted EBITDA	$92,599	6.8%	$84,301	5.7%

First Quarter Fiscal 2025 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	May 2, 2025
Net loss	$(9.0)	-	$(6.0)
Depreciation, interest, other income, taxes and other significant items	18.0	-	18.0
Adjusted EBITDA	$9.0	-	$12.0

Fiscal 2025 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$8.0	-	$20.0
Depreciation, interest, other income, taxes and other significant items	87.0	-	87.0
Adjusted EBITDA	$95.0	-	$107.0

First Quarter Fiscal 2025 Guidance Adjusted Net Loss and Adjusted Diluted Loss per Share	13 Weeks Ended
(in millions)	May 2, 2025
Net loss	$(9.0)	-	$(6.0)
Restructuring and other significant items	2.0	-	2.0
Adjusted net loss	$(7.0)	-	$(4.0)

Adjusted diluted net loss per share	$(0.22)	-	$(0.13)

Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$8.0	-	$20.0
Restructuring and other significant items	7.0	-	7.0
Adjusted net income	$15.0	-	$27.0

Adjusted diluted earnings per share	$0.48	-	$0.86

LANDS’ END, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	52 weeks ended
(in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$6,233	$(130,684)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	33,772	38,465
Amortization of debt issuance costs	2,716	2,716
(Gain) loss on disposal of property and equipment	(2,433)	93
Stock-based compensation	4,873	3,827
Deferred income taxes	3,393	1,813
Goodwill and long-lived asset impairment	3,818	106,700
Loss on extinguishment of debt	—	6,666
Other	(1,122)	(1,335)
Change in operating assets and liabilities:
Accounts receivable, net	(12,830)	9,861
Inventories	36,056	124,459
Accounts payable	(18,174)	(33,047)
Other operating assets	7,190	(447)
Other operating liabilities	(10,349)	1,478
Net cash provided by operating activities	53,143	130,565
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	2,734	7
Purchases of property and equipment	(37,770)	(34,916)
Net cash used in investing activities	(35,036)	(34,909)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	113,000	172,000
Payments of borrowings under ABL Facility	(113,000)	(272,000)
Proceeds from issuance on long-term debt, net of discount	—	252,200
Payments on term loan	(13,000)	(244,063)
Payments of debt extinguishment costs	—	(2,338)
Payments of debt issuance costs	(724)	(2,735)
Payments for taxes related to net share settlement of equity awards	(1,275)	(1,269)
Purchases and retirement of common stock, including excise taxes	(11,595)	(11,902)
Net cash used in financing activities	(26,594)	(110,107)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	9	350
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(8,478)	(14,101)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	27,290	41,391
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$18,812	$27,290
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,722	$3,853
Income taxes paid, net of refunds	$(743)	$1,108
Interest paid	$37,043	$48,099